Exhibit 1

Ahold Delhaize ranks among leaders in Dow Jones Sustainability World Index

Ahold Delhaize was recognized today in the 2016 Dow Jones Sustainability World Index (DJSI World) for the first time as a new company, ranking among the industry leaders in the Food and Staples Retailing sector.

Ahold Delhaize received a total score of 79, well above the Food and Staples Retailing industry average score of 44. The DJSI World is a leading benchmark for investors who integrate sustainability considerations into their portfolios.

“Inclusion in the Index strengthens my belief that as Ahold Delhaize, together our brands can make an ever bigger difference in local communities – and the world,” said Ahold Delhaize CEO Dick Boer. “ The brands1 of Ahold Delhaize share a commitment to making a positive impact on the lives of customers, associates and the communities we serve. We will continue building our sustainable retailing strategy with a focus on promoting healthier eating, reducing food waste and creating healthy and inclusive workplaces.”

Boer noted that Ahold Delhaize performed particularly well in several significant categories, including health & nutrition, raw material sourcing and human capital development and with a performance well-balanced between economic, environmental and social criteria. “This reflects the outstanding efforts and contributions of the 375,000 associates of our local brands operating in eleven countries,” he said.

Ahold Delhaize was formed from the merger between Ahold and Delhaize Group in July 2016. Both companies were each included as industry leaders in the Food and Staples Retailing sector in the 2015 DJSI and have strong track records in sustainability.

As the 2016 ranking was completed prior to the merger, Ahold and Delhaize Group were scored separately. Their individual scores were then combined, using a weighted calculation based on the pre-merger value of their market shares.

The DJSI World, started in 1999 as the first global sustainability benchmark, tracks the performance of the world’s leading companies against economic, environmental and social criteria.

1 Food Lion, Stop & Shop New England, Stop & Shop New York, Hannaford, Giant Carlisle, Giant Landover, Peapod, bfresh, Delhaize, Red Market, Shop & go, Albert Heijn, Etos, Gall&Gall, bol.com, Albert, Alfa-Beta, ENA, Maxi, Tempo, Mega-Image and SuperIndo.

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For more information about Ahold Delhaize and its sustainable retailing priority areas, please visit www.aholddelhaize.com/en/sustainable-retailing.

For more information:
Press office: +31 88 659 5134	Investor relations: +31 88 659 5213	Social media:	Twitter: @AholdDelhaize
YouTube: @AholdDelhaize
LinkedIn: @AholdDelhaize

Ahold Delhaize is one of the world’s largest food retail groups and a leader in both supermarkets and e-commerce. Its family of 22 strong, local brands serves more than 50 million customers each week in 11 countries. Together, these brands employ more than 375,000 associates in 6,500 grocery and specialty stores and include the top online retailer in the Benelux and the leading online grocers in the Benelux and the United States. Ahold Delhaize brands are at the forefront of sustainable retailing, sourcing responsibly, supporting local communities and helping customers make healthier choices. Headquartered in Zaandam, the Netherlands, Ahold Delhaize shares are listed on Euronext Amsterdam and Brussels (ticker: AD) and its American Depositary Receipts on the over-the-counter market in the U.S., quoted on the OTCQX International marketplace (ticker: ADRNY). For more information, please visit www.aholddelhaize.com.

Cautionary notice

This press release includes forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those included in such statements. These forward-looking statements include, but are not limited to, statements as to Ahold Delhaize’s sustainable retailing strategy. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold Delhaize’s ability to control or estimate precisely, such as factors discussed in Ahold Delhaize’s public filings and other disclosures. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Ahold Delhaize does not assume any obligation to update any public information or forward-looking statements in this press release to reflect subsequent events or circumstances, except as may be required by applicable laws.

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